NOTICE OF TERMINATION OF TRUST

TO THE CERTIFICATE HOLDERS OF

PREFERREDPLUS TRUST

SERIES QWS-1 CERTIFICATES

(CUSIP NO. 740434873)*

NOTICE IS HEREBY GIVEN that, pursuant to the terms of the Series Supplement dated October 9, 2001, which incorporates the terms of the Standard Terms for Trust Agreements, dated as of February 20, 1998 (the “Standard Terms” and, together with this Supplement, the “Trust Agreement”), between Merrill Lynch Depositor, Inc., as Depositor (the “Depositor”) and The Bank of New York Mellon, as Trustee (the “Trustee”), the Trustee has not received a notice of exercise from the holder of the warrants to purchase the outstanding PreferredPLUS Trust Series QWS-1 securities (the “Securities”). Under the terms of the Trust Agreement, if the Call Holder chooses not to exercise the Call Rights within 10 days after notice is given, the Trustee will, subject to appropriate minimum denominations of the Underlying Securities, distribute a principal amount of Underlying Securities equal to the stated amount of outstanding Trust Certificates and a pro rata portion of the Related Assets to each Certificateholder's last address as it appears in the Certificate Register. The Trustee will immediately direct the Market Agent to sell all Underlying Securities not so distributed and a pro rata portion of the Related Assets held by the Trust, and any liquidation proceeds shall be deposited into the Certificate Account for distribution to Certificateholders.

The Underlying Securities and the proceeds will be distributed on or about February 24, 2014.

To receive this distribution, you must surrender your Securities to the Trustee at the following address:

By Mail or Hand Delivery

The Bank of New York Mellon

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attn: Debt Processing Group

The method of delivery of the Securities to the Trustee is at your option and risk, but, if mail is used, registered mail is suggested. The distribution will be remitted promptly following the receipt of the Securities by the Trustee.

Withholding of 28% of gross redemption proceeds of any payment made within the United States may be required by the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”), unless the Trustee has the correct taxpayer identification number (social security or employer identification number) or exemption certificate of the payee.

Certificateholders of the Securities who have questions or wish to discuss this notice may contact The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286, Bondholder Relations (800) 254-2826.

*The CUSIP number listed above is for information purposes only. Neither the Trustee nor the Depositor shall be responsible for the selection or use of these CUSIP numbers, nor is any representation made to its correctness on the Securities or as indicated in any notice.

By: The Bank of New York Mellon, as Trustee

Dated February 18, 2014